Exhibit 99.1
For Immediate Release
Citigroup Inc. (NYSE: C)
December 23, 2009
 Citi Completes $20 Billion TARP Repayment, Terminates Loss-Sharing Agreement
NEW YORK — Citi today announced it has completed the previously announced repayment of $20 billion invested in the company by the U.S. government through the Troubled Asset Relief Program (TARP) and terminated the loss-sharing agreement with the government. The repayment of the TARP trust preferred securities and termination of the loss-sharing agreement follow the successful completion of a securities offering in which Citi raised $20.5 billion, including $17 billion in common shares and $3.5 billion in tangible equity units.
To repay the TARP investment, Citi repurchased $20 billion of TARP trust preferred securities. As part of the agreement to end the loss-sharing program, the government has cancelled $1.8 billion of trust preferred securities that were part of the $7.1 billion paid in consideration for the program. The government continues to hold $5.3 billion in trust preferred securities.
The U.S. Treasury continues to hold warrants to buy Citi common stock issued as part of the TARP investment and 7.7 billion common shares, which it said it plans to sell in 2010.
After giving effect to the issuance of the $17 billion in common stock, $3.5 billion of tangible equity units and $1.7 billion of stock compensation previously announced by Citi, as well as the repayment of $20 billion of the TARP trust preferred securities and the termination of the loss-sharing agreement, Citi’s pro forma Tier 1 capital ratio at the end of the third quarter of 2009 would have been 11.0%, compared with 12.8%. The company’s pro forma Tier 1 common ratio at the end of the third quarter would have been 9.0%, compared with 9.1%.
###
Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.
Certain statements in this release, including without limitation the execution of the proposed transactions and the exiting of the loss-sharing agreement with the U.S. government, the expected impact of these transactions on Citi’s Tier 1 capital ratio and Tier 1 common capital ratio, and the financial and accounting input of the transactions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including the actual completion of the proposed transactions and the final analysis of the financial, accounting and regulatory capital treatment of the transactions. For a discussion of additional risks and uncertainties that may affect Citi’s future results, see Citi’s periodic reports filed with the SEC and available on www.sec.gov or www.citigroup.com.

Media Contacts:	Stephen Cohen	(212) 793-0181
	Jon Diat	(212) 793-5462

Investors:	John Andrews	(212) 559-2718

Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091